Exhibit 99.1

Introduction

Thank you.  This is Patricia Murphy, Vice President of Investor Relations for IBM, and I’d like to welcome you to our fourth quarter earnings presentation.  I’m here today with Jim Kavanaugh, IBM’s Senior Vice President and Chief Financial Officer.

The prepared remarks will be available within a couple of hours, and a replay of the webcast will be posted by this time tomorrow.

I’ll remind you that certain comments made in this presentation may be characterized as forward looking under the Private Securities Litigation Reform Act of 1995.  Those statements involve a number of factors that could cause actual results to differ materially.  Additional information concerning these factors is contained in the company’s filings with the SEC.  Copies are available from the SEC, from the IBM web site, or from us in Investor Relations.

Our presentation also includes certain non-GAAP financial measures, in an effort to provide additional information to investors.  All non-GAAP measures have been reconciled to their related GAAP measures in accordance with SEC rules.  You will find reconciliation charts at the end of the presentation, and in the Form 8-K submitted to the SEC.

So, with that, I’ll turn the call over to Jim.

Overview

Thanks Patricia, and thanks to all of you for joining us.

The fourth quarter capped off a year where we grew revenue, operating pre-tax income, and operating earnings per share.  We stabilized our margin as we moved through the year, and we expanded gross and pre-tax margin in the fourth quarter.  We continued to invest and take actions to shift our business toward higher-value areas like hybrid cloud and AI, including the announcement of our acquisition of RedHat.  And we again generated solid free cash flow, which enables this continued investment and shareholder returns.

In the fourth quarter, we delivered $21.8 billion of revenue, which was down one percent at constant currency, though down three percent with the impact of currency translation.  As always, I’ll focus on constant currency results.  Our operating pre-tax income was $5 billion, and we had $4.87 of operating earnings per share.

We had strong performance in software, and in services we had revenue growth and gross margin expansion.  This was offset by the expected impact of our IBM Z product cycle dynamics.  Our total software revenue was up two percent.  We entered the quarter with a good pipeline of software opportunities, and we executed well, driven by hybrid cloud adoption and strong demand for analytics and AI offerings.  Total services revenue was up two percent.  We had steady improvement in Global Business Services throughout the year, with six percent growth in the fourth quarter and revenue growth and gross margin expansion across all three of our GBS business lines.  Global Technology Services had a modest revenue decline, with solid gross margin expansion.  We had a great signings quarter, reflecting strong demand for hybrid cloud implementations and our value prop to deliver productivity.  Our hardware revenue was down.  You’ll recall in 2017 we had a terrific fourth quarter in IBM Z, and so our decline reflects a wrap on that performance.  This continues to be a very successful Z program and remains ahead of our prior cycle.  Once again, we had strong growth in Power, with POWER9 now introduced throughout our portfolio.

As you know we provide technology and industry expertise to help run our clients’ most important processes, which puts us in a unique position to help them transform their businesses.  As we exit 2018, we’re continuing to see a few themes across our engagements.  First, our clients continue to look to turn data into competitive advantage by applying analytics and AI, with an industry lens.  Second, clients are increasingly looking to cloud to drive business value.  As they move more mission-critical workloads to the cloud, they need to securely move data and workloads across multiple cloud environments and that requires a hybrid and open-cloud strategy. And third, clients are focused on productivity and predictability in their spend.  Now, IT has always been about driving both technology innovation and productivity, with the balance shifting over time.  We’re recently seeing increasing interest in productivity as clients look forward to the next couple of years.

And so our results this quarter reflect our ability to deliver innovation and productivity you see this in our strong results in analytics and AI, in our as-a-Service cloud revenue, and in strong signings in our services business that deliver technology solutions and economic value, all through our integrated value proposition.  That’s why companies such as Vodafone and BNP Paribas are leveraging the IBM Cloud, where they benefit from our hybrid multi-cloud capabilities and access to the most advanced technologies.  And it’s why Bradesco Bank made a software, hardware and services multi-year commitment to the IBM Z platform, to take them to the next level in AI and hybrid IT, with more predictability in their operating cost.

Across our segments, our strategic imperatives revenue for the year was up nine percent to about $40 billion.  Within that, our cloud revenue is over $19 billion, and we exited the year with an annual run rate for cloud delivered as a service of over $12 billion, which is up 21 percent over last year.

This is a solid base of cloud and cognitive capabilities, and we’re continuing to deliver innovation in these high value areas.  For example, in the fourth quarter we introduced AI OpenScale, a platform to manage the lifecycle of all forms of AI models, and Multicloud Manager, a service to deploy and manage complete applications, in any cloud environment.  We’re adding innovative services, like the world’s first commercial quantum computer available on the IBM Cloud.  You may have seen that ExxonMobil is already using it to help address its most complex business challenges, such as energy exploration and chemicals manufacturing.  The number of new clients using IBM Cloud Private accelerated in the fourth quarter, and adoption is growing for our IBM Cloud Private for Data platform, which was named a Leader in the first quarter 2019 Forrester Wave report on Enterprise Insight Platforms.  All of this is a validation of our hybrid, open approach to cloud, and we have a strong foundation from which to drive synergies across the business with the addition of RedHat.

Let me pause here to remind you of the value we see from the combination of IBM and RedHat, which is all about accelerating hybrid cloud adoption.  The client response to the announcement has been overwhelmingly positive.  They understand the power of this acquisition, and the combination of IBM and RedHat capabilities, in helping them move beyond their initial cloud work, to really shifting their business applications to the cloud. They are concerned about the secure portability of data and workloads across cloud environments, about consistency in management and security protocols across clouds, and in avoiding vendor lock-in. They understand how the combination of IBM and RedHat will help them address these issues.  We see the strong bookings RedHat recently reported as further evidence of clients’ confidence in the value.  Remember, the quarter ended a month after the transaction was announced.  From a value perspective, in addition to the growing RedHat business itself, we see an opportunity to lift all of IBM by selling more of our own IBM Cloud, and by selling more of our analytics and AI capabilities on OpenShift across multiple platforms.  And as clients proceed on their journey to get more business value from the cloud, they need more services help from digital design, to app modernization, to native app development, to management of hybrid cloud environments.

You saw last week the results of RedHat’s shareholder vote, with very high participation, and over 99 percent voting in support.  We are moving through the regulatory process and continue to expect to close in the second half of 2019.  We’ve had a decade-long partnership with RedHat and extended it nearly a year ago around hybrid and multi-cloud.  And now, after the announcement in late October, we’ve begun the internal enablement planning so we can hit the ground running post closing.

So now, I’ll go through the details of the fourth quarter, wrap up with a summary of the full year, and our view of 2019.

Key Financial Metrics

As I said, our revenue in the quarter was $21.8 billion.  This includes a currency hurt to revenue of over $500 million, which is 150 million more than mid-October spot rates suggested, as the dollar has continued to strengthen.

Looking at our margin dynamics, we expanded both our gross and pre-tax operating margins.  Our gross margin was up 10 basis points, with strong performance in the services businesses, together up 190 basis points.  This was mitigated by the expected mix headwind from the IBM Z cycle dynamics.

Our operating expense was better five percent.  When currency impacts the top line, it generally helps expense, due to both translation and the benefit of hedging contracts.  And so, with the strengthening of the dollar, currency helped our expense by nearly five points.  Remember, the majority of our hedges are reflected in expense, and these hedging gains mitigate the currency impacts throughout the P&L.  We’ve been focused on driving productivity in our business, implementing new ways of working, like using agile methodologies, and leveraging automation and infusing AI into our processes.  This provides flexibility to drive innovation in areas like hybrid cloud, AI, security and blockchain, while also delivering operating leverage.  Within our expense decline, we also had a lower level of IP income.  At the beginning of the year we said we expected IP income to be down year to year, and it has been tracking lower, down $165 million year to year in the fourth quarter, and nearly $450 million for the full year.

Putting this expense performance together with our gross margin expansion, pre-tax margin was up 50 basis points.

Looking at operating tax, at the beginning of 2018, we provided a range for our full year tax rate of 16 percent plus or minus two points and that was without discrete items.  With our final geographic and product mix, the full year rate without discretes was about 15 percent, within the expected range.  Including the discrete items in the first and third quarters, our full year operating tax rate was eight percent, which is a headwind year to year.  The resulting tax rate in the fourth quarter was 12 percent, which is up about six points year to year.  Regarding our GAAP tax rate, you saw in our press release that our fourth quarter rate also reflects a charge for a GILTI tax election, associated with the implementation of 2017 U.S. tax reform.  This charge impacts GAAP net income and GAAP earnings per share.

And so, turning back to our operating results, operating earnings per share of $4.87 was driven by solid operating leverage, offset by an expected headwind from tax.

Looking at our cash metrics, we generated six-and-a-half billion dollars of free cash flow in the quarter and $11.9 billion for the year, in line with our expectations.  Our realization of GAAP net income is 111 percent for the year, normalizing for the non-operating tax reform charge.  This supports a high level of investment and shareholder returns.

So now let me move on to the segments.

Cognitive Solutions Segment

Cognitive Solutions revenue was up two percent, with three percent growth in Solutions Software and one percent growth in Transaction Processing Software.  We expanded pre-tax margin by nearly three points, delivering operating leverage on this revenue growth, from both operational efficiencies and mix, while still investing at high levels.

In the quarter, we continued to deliver innovation to our clients and scale our platforms and solutions, resulting in growth in our transactional revenue and SaaS signings.

In Transaction Processing Software, we capitalized on the strong pipeline of larger transactions we discussed entering the fourth quarter, driven by our clients’ buying cycles.  Our fourth quarter performance reflects these clients’ commitment to our platform for the longer term, given the value we provide in managing their mission-critical workloads and predictability in their spending.

In Solutions Software, growth was led by analytics and AI offerings, with several other high-value areas growing as well.  In our underlying analytics platform, we had broad-based growth across our Db2 portfolio including analytics appliances, and Data Science offerings.  Demand for our IBM Cloud Private for Data offering accelerated, and now over 100 clients have adopted the platform, and that’s since launching just over six months ago.  New clients include the Korea Internet and Security Agency, which is developing an app on ICP for Data that leverages a variety of data sources and machine learning models to find and thwart new cyber threats.  In addition, we’re scaling our newest Watson services running on IBM Cloud Private for Data, like AI OpenScale.

In Security, we continued to have solid demand for our integrated security and services solutions, including strong growth in our security intelligence and orchestration offerings, QRadar and Resilient.

Within our industry verticals, Watson Health had growth across Payer, Provider, Imaging and Government and IoT once again had strong growth in our core offerings, Maximo and Tririga, where we lead the market in asset management and facilities management.

In the emerging blockchain area, we announced several new clients this quarter, including our work with Smart Dubai on the Middle East’s first government-endorsed blockchain platform.  We also introduced an on-prem offering in November, the IBM Blockchain Platform for IBM Cloud Private, and signed several new deals this first month.  We see a strong pipeline as clients are interested in the benefits of blockchain behind their firewall.

Now, over the last few quarters, I called out offerings within our Solutions Software which address horizontal domains where we’ve faced secular shifts in the market, specifically collaboration, commerce and talent.  We’ve been taking actions, and last month we announced the divestiture of our collaboration and on-premise marketing and commerce products to HCL.  After closing, which is currently expected to be mid-year, this action will improve our Cognitive Solutions revenue performance, normalizing for the divested content, and reflects our commitment to disciplined portfolio management.

Global Business Services Segment

So now moving on to services, before getting into the two segments, I want to provide a view of the total services business.  As I said earlier, revenue was up two percent, and gross margin expanded 190 basis points.

Looking at our signings, on our last earnings call we talked about the strong pipeline of deals we had going into the fourth quarter.  And we executed well, delivering signings of $15.8 billion, which is up 21 percent at constant currency. This results in a backlog which is now $116 billion.  Since it’s measured at year-end spot rates, currency is obviously impacting the backlog.  But at constant currency the backlog is down 60 basis points year to year, which is about a two-point improvement versus last quarter’s performance.

Customers are increasingly looking to leverage digital for growth and innovation, while at the same time increasing efficiencies and reducing cost within their businesses.  IBM Services can deliver this value by leveraging its breadth across GBS and GTS.  A recent example is at the Bank of the Philippine Islands, where we’ll provide IT infrastructure services as well as Digital Experience Solutions to support the bank’s ongoing digital transformation, increasing their IT efficiency and scale, and enabling them to seize opportunities in an increasingly digital financial sector.

So now turning to the Global Business Services, we again, delivered solid performance, building on the momentum throughout the year.   The GBS team has done a really nice job repositioning this business, and you can see it in the results.  Revenue grew six percent, with growth across all business lines, and gross margin expanded 300 basis points.

Consulting revenue growth accelerated to 10 percent.  This is validation of our success in bringing together technology and industry expertise to help our clients on their digital journey.  We had continued strong growth in Digital Strategy, fueled by our Digital Commerce and CRM offerings.  We are also accelerating growth in next generation Enterprise Applications led by strong demand in our consulting and implementation services in areas like S4/HANA, Salesforce, and Workday.

In Application Management, we grew four percent.  This quarter we returned to growth with strong performance in cloud migration factory and cloud application development, mitigated by continued declines in traditional application management engagements, as our clients move to the cloud.  The four percent growth also reflects the achievement of significant milestones across a few accounts.

We’ve been also improving our revenue profile in Global Process Services. Revenue grew five percent as we reinvent industry workflows by leveraging automation and infusing AI.  And earlier this month, we announced the sale of our Seterus mortgage servicing business.  The transaction is expected to close in the first quarter and will result in an improving revenue and margin profile, normalizing for the divested content.  So, this action, like the divestiture of select software assets, is about portfolio optimization.  We’re focusing on higher-value offerings that are important to our integrated value proposition.

Turning to GBS gross profit, there are a number of drivers of our 300 basis point expansion, including the operating leverage we get on the revenue growth, our mix towards higher-value offerings, and capturing the price for value, a help from currency, given our global delivery mix, and the yield on our productivity and utilization initiatives, including the re-alignment of our skills pyramids to key growth areas.

Technology Services and Cloud Platforms

In Technology Services and Cloud Platforms, we delivered $8.9 billion of revenue, which is flat versus last year, and gross margin expanded approximately 150 basis points.  We continued to have strong growth in cloud revenue in the segment, this quarter up 22 percent year to year.

We had a strong signings quarter, with 16 transactions over $100 million each.  Both new and existing clients are looking to IBM to manage their critical infrastructure and deliver innovation, while simultaneously achieving predictable spending.  We continue to see momentum in our open hybrid multi-cloud approach.  I mentioned BNP Paribas earlier.  BNP Paribas has selected IBM to strengthen its cloud environment, with a hybrid multi-cloud approach, bringing together the IBM Cloud, private clouds, along with existing infrastructure.  Leveraging IBM’s technical and industry expertise, BNP Paribas will accelerate its digitization to offer its clients the best services, while respecting the security and confidentiality of their data.

Looking at the revenue by line of business, Infrastructure Services revenue was flat.  As we prioritize our portfolio, we are exiting some lower value content, which slightly impacts near-term revenue performance, but results in higher margins.

In Technical Support Services, revenue was down three percent.  TSS continues to be impacted by the hardware product cycle dynamics, partially off-set by continued growth in our core multi-vendor services offerings.

And, finally, Integration Software growth accelerated to four percent.  This performance was driven by continued strong adoption of IBM Cloud

Private, where we added 200 new clients.  That brings our total number of clients using this innovative platform to 600 in just over a year, as they continue to modernize traditional workloads.  We also now have over 100 IBM software offerings integrated with IBM Cloud Private, including Blockchain, Watson, IoT, and Analytics. We are continuing to deliver innovation in this space, with new offerings to enable clients in an open, hybrid, multi-cloud world, like IBM Multicloud Manager which I mentioned earlier.

Turning to profit for the segment, gross margin improvement is driven by the lift of our productivity initiatives.  This includes infusing AI and automation in our delivery processes, such as by leveraging IBM Services Delivery Platform with Watson, and embedding agile thinking into our service delivery processes.  We’re also leveraging productivity and talent optimization efforts, where we continue to optimize business processes, reskill our expert workforce and leverage our global scale.  PTI margin was flat, reflecting continued investments to expand our go-to-market capabilities and develop new offerings to capture the hybrid market opportunity.

So, to wrap up services.  At the beginning of 2018, we said we expected an improving trajectory in our services revenue and profit, and we delivered on that throughout the year, with a strong fourth quarter.

Systems Segment

In Systems, revenue was down 20 percent this quarter.  I’ll remind you that this is compared to a very strong performance in the fourth quarter last year where we grew 28 percent.  Systems pre-tax margin was down six-and-a-half points, reflecting the mix headwind from the IBM Z product cycle.

I’ll walk through the different dynamics across the hardware portfolio.

In IBM Z, we are six quarters into the z14 cycle.  Z revenue declined 44 percent, while margins expanded modestly, in line with where we are in the cycle.  The program continues to track ahead of the prior program, with broad client adoption across industries and countries.  We continued to add new clients and new workloads to the platform.  Since launching the z14 program, our MIPs capacity has increased nearly 20 percent, with new workload MIPs growing twice the rate of our standard MIPs.  So, we’re taking advantage of the secular shifts in the market, and now over 55 percent of our installed MIPs inventory is in emerging workload areas. And while there is volatility in the hardware due to product cycles, as we continue to grow our install base, up roughly three-and-a-half times over the last decade, this provides stability in our related software, services and financing business across IBM.

Power revenue was up 10 percent driven by Linux and continued strong adoption across our new POWER9-based architecture.  In the fourth quarter, we completed the release of our next generation POWER9 processors in the high end, and we had strong adoption in both the low and high-end systems.  Our Power9 systems are designed for handling advanced analytics, cloud environments and data-intensive workloads in AI, HANA, and UNIX markets and we now have extended HANA certification to our Power 9 high end.  In the fourth quarter, we had strong initial traction with our new offerings that optimize both hardware and software for AI, such as PowerAI Vision which we introduced in the second half of 2018.  And we’ve essentially completed the deployment of our supercomputers at the U.S. Department of Energy labs in the quarter.

Storage hardware was down, with declines in midrange, mitigated by continued strong growth in All Flash Arrays.  The storage market remains very competitive, with ongoing pricing pressures.  We’re continuing to introduce new innovations and functionality.  For example, in December we extended our next generation NVMe technology into the midrange, with strong initial client adoption.  We will continue to roll out NVMe across the storage portfolio in the first half of 2019.

Cash Flow and Balance Sheet Highlights

So now turning to cash, we generated $7.3 billion of cash from operations in the quarter, excluding our financing receivables.  With nearly $900 million in capital expenditures, we generated six-and-a-half billion dollars of free cash flow in the fourth quarter.

This capped off a year with $15.6 billion of cash from operations, also excluding financing.  We invested $3.7 billion in capex this year, mainly in our services and cloud-based businesses, and that’s up $400 million from last year.  And so, we generated free cash flow of $11.9 billion for the year, and as I mentioned, our normalized free cash flow realization was 111 percent.  You’ll recall that we expected our free cash flow to be about $12 billion for 2018.  The year-to-year decline reflects the headwinds we anticipated from capex, working capital and cash taxes.

We returned over $10 billion to shareholders in the year, including dividends of $5.7 billion.  We’ve now increased our dividend per share for 23 consecutive years, and we remain committed to continued dividend increases.  We also bought back just under 33 million shares, reducing our average share count by over two percent. At the end of the year, we had $3.3 billion remaining in our buyback authorization.

Now looking at the balance sheet, we ended the year with a cash balance of $12.2 billion, which without the impact of currency is consistent with a year ago.  Total debt was $45.8 billion, down a billion year to year, with 68 percent in support of our financing business.  The leverage in our financing business is in line with the target of 9 to 1, and the credit quality of our financing receivables remains strong at 55 percent investment grade, a point better than a year ago.  And so, our balance sheet remains strong, and we are committed to maintaining a strong investment grade credit rating.

As we typically do at the end of the year, I want to provide a quick update on our retirement-related plans.  Our U.S. plan has been frozen for over a decade, and over the last several years we’ve moved our asset base to a lower risk, lower return profile.  At the end of 2018, in aggregate, our worldwide tax-qualified plans are nearly fully funded, with the U.S. at 104 percent, consistent with a year ago.  So, despite the volatility in the markets, our plans are in really good shape.

Operating Earnings per Share Drivers

So, let me start to wrap up with some thoughts on 2018, and then I’ll move on to expectations for 2019.

As we opened the year, we talked about the work we had done to reposition our business to help move our clients to the future, shifting our portfolio, changing our operating model and the way we work, and reallocating our capital.

And in our earnings call last January, we talked about how that drove our expectations for 2018, in revenue, in margin, and in earnings per share.  First, we said we expected to grow revenue at then-current spot rates.  We did in fact grow revenue for the year, and that’s despite the U.S. dollar appreciation since early 2018, reducing our revenue growth by about two points, or $1.7 billion.  Second, we said we’d stabilize gross margin.  While we fell a bit short for the full year, we stabilized gross margin in the third quarter, and expanded both gross and pre-tax margin in the fourth quarter and second half, that’s for the first time in over three years. We said tax would be a headwind for the year.  And it was a headwind to us, for the year, and in the fourth quarter.  We continued to return value to shareholders, with share repurchases contributing to earnings per share growth.  And finally, we said we expected operating earnings per share of at least $13.80 and free cash flow of about $12 billion and we achieved both of these.

Summary

So, looking back on 2018, we grew revenue, operating profit and operating earnings per share for the year, with strong free cash flow realization.  We had good momentum in GBS, with particular strength in consulting, led by our digital and cloud application offerings.  We executed well in software in the fourth quarter, finishing the year strong, led by analytics and AI, and our hybrid cloud software.  As we execute our strategy to help our clients implement hybrid cloud, our total cloud revenue grew to over $19 billion.   Across software and services, we continued to build our as-a-Service revenue, and we exited the year with a $12 billion annual run rate, which is up 21 percent.  We continued our very successful IBM Z program, and strong performance in Power, with our Power9 architecture roll-out.  We repositioned our operating model and drove productivity, which improved our margin profile.

We also continued to prioritize our investments and took actions to optimize our portfolio.  We announced the sale of select software and services businesses, actions that not only improve our go-forward revenue profile but allow us to increase our focus and investment in the high value segments of IT in areas like hybrid cloud, AI, and blockchain.

All of this provides a solid business and financial foundation for the addition of RedHat.  And it gives us confidence in our expectation for full year 2019 operating earnings per share of at least $13.90.

Before we go to Q&A, I want to be clear about what is, and is not included in our expectations.  As I mentioned earlier, RedHat is expected to close in the second half, and given the financial implications to 2019 are heavily dependent on the timing of the closing, RedHat is not included in our expectations.  We’ll update our view of the year at the time of closing.

In the last month and a half, we’ve also announced two divestitures, the sale of our collaboration and on-prem marketing commerce software and the sale of our Seterus mortgage servicing business.   For these businesses, when we consider the combination of the foregone profit, the gain on the sale of software assets, the actions to address structure and stranded costs and the resulting benefits from these actions, we expect there to be minimal impact to our profit and earnings per share for the year.  And unlike the RedHat acquisition, the timing of the closing does not have a significant impact on the financial implications for the year, though it may affect the quarterly skew.  As a result, our guidance assumes these divestitures.  Said another way, because the divestitures are essentially neutral to our profit for 2019, they don’t impact the Operating EPS guidance for the year, though they do have a benefit to our financial profile over the longer term.

Turning to free cash flow, we expect about $12 billion in 2019, with a realization rate of about 100 percent.  This reflects our expected operational profit performance and continued working capital efficiency, partially offset with a cash tax headwind.  We have also taken into account the estimated free cash flow impacts of the software and services divestitures.  Note that while these are relatively neutral to earnings, they are a headwind to our free cash flow, because the gain proceeds flow into the investing section of our cash flow statement.  Finally, while we haven’t included RedHat, we have taken into account an estimate of the pre-closing financing costs associated with the acquisition.  So, when you put it all together, we see free cash flow of about $12 billion, which is roughly flat year to year, even after absorbing the headwind from the portfolio actions.

And with that, let me turn it back to Patricia for the Q&A.

Closing

Thank you, Jim.  Before we begin the Q&A, I’d like to mention a couple of items.

First, we have supplemental charts at the end of the slide deck that provide additional information on the quarter and the full year.  This includes the 2018 performance and year-end assumptions for our retirement-related plans, and supporting information on the 2019 implications of our divested businesses.  And second, as always, I’d ask you to refrain from multi-part questions.

So, operator, let’s please open it up for questions.